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                                                                     EXHIBIT 4.2



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                            GREENWOOD TRUST COMPANY
                      Master Servicer, Servicer and Seller


                                      and


                                CONTINENTAL BANK
                                    Trustee


                      on behalf of the Certificateholders


                             FIRST AMENDMENT TO THE
                        POOLING AND SERVICING AGREEMENT
                          Dated as of October 1, 1993

                            _______________________


                          DISCOVER CARD MASTER TRUST I




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                                  Dated as of
                                August 15, 1994






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     THIS FIRST AMENDMENT TO THE POOLING AND SERVICING AGREEMENT (the
"Amendment"), dated as of August 15, 1994, is entered into by and between GREENWOOD TRUST COMPANY, a Delaware banking corporation, as Master Servicer, Servicer and Seller ("Greenwood") and CONTINENTAL BANK, an Illinois banking corporation, as Trustee.

     WHEREAS Greenwood and the Trustee have entered into the POOLING AND SERVICING AGREEMENT (the "Agreement") dated as of October 1, 1993 relating to Discover Card Master Trust I; and

     WHEREAS pursuant to subsection 13.01(a) of the Agreement, Greenwood and the Trustee desire to amend Sections 2.10, 6.06 and 8.04 thereof in a manner that shall not adversely affect in any material respect the interests of the Holders of any Class of any Series then outstanding.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, each party agrees as follows for the benefit of the other parties and for the benefit of the Certificateholders:

     1. Definitions. Unless otherwise specified, capitalized terms used in this Amendment shall have the same meanings ascribed to them in the Agreement.

     2. Amendment to the Agreement.  Effective as of the date hereof:

            (a)  The introductory clause of Article II, Subsection
                 2.10(c) ("Conditions to the Designation of Discover Card Accounts Originated by Greenwood as Additional Accounts") of the Agreement, preceding sub-clause (i), is deleted and replaced with the following:

                 "In addition to discretionary designations of Additional Accounts as described in Section 2.10(b), Greenwood on behalf of the Holder of the Seller Certificate also shall be permitted to designate Discover Card accounts originated by Greenwood as "Additional Accounts" if the following conditions are satisfied on or prior to the Addition Date (except with respect to Section 2.10(c)(i), which shall be satisfied on or prior




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                 to the fifth Business Day following the Addition Date):"

            (b)  The introductory clause of Article II, Subsection
                 2.10(d) ("Conditions to Designation of Additional Accounts, other than Discover Card Accounts Originated by Greenwood") of the Agreement, preceding sub-clause (i), is deleted and replaced with the following:

                  "In addition to designations of Additional Accounts as described in Sections 2.10(b) and 2.10(c), subject to the conditions set forth below, Greenwood on behalf of the Holder of the Seller Certificate shall be permitted to designate as Additional Accounts (x) credit accounts originated by Greenwood which are not Discover Card accounts and/or (y) credit accounts originated by an affiliate of Greenwood (an "Additional Seller"), which may or may not be Discover Card accounts. Greenwood on behalf of the Holder of the Seller Certificate shall be permitted to designate such accounts as Additional Accounts if the following conditions are satisfied on or prior to the Addition Date (except with respect to Section 2.10(d)(i), which shall be satisfied on or prior to the fifth Business Day following the Addition Date):"

            (c)  Clause (iii) of the fourth sentence of Article
                 VI, Subsection 6.06(a) of the Agreement shall be renumbered as clause (c); the cross-reference to clause (iii) in such clause shall be renumbered as clause (c); and clause (iv) in such sentence shall be renumbered as clause (d).

            (d) Newly numbered clause (c)(A) of the fourth sentence of Article VI, Subsection 6.06(a) of the Agreement is deleted in its entirety and replaced with the following:

                  "(A) with respect to each New Issuance, an opinion of counsel dated as of the date of such New Issuance to the effect that, although not free



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                  from doubt, the Investor Certificates of such New Issuance will be treated as indebtedness of the Sellers for federal income and Delaware (and any other state where substantial servicing activities are conducted by an Additional Seller with respect to Accounts serviced by such Additional Seller, or by Greenwood if there is a substantial change from Greenwood's present servicing activity, if any, in such state) state income or franchise tax purposes and"

            (e) The following is inserted after the first sentence of Article VIII, Section 8.04 ("Master Servicer or Servicer Resignation") of the Agreement:

                  "For purposes of the foregoing sentence, applicable law shall include, without limitation, any condition that relates to the activities of the Master Servicer under any Requirements of Law and that, in the Master Servicer's reasonable judgment, must be satisfied in order for any affiliate of the Master Servicer not otherwise treated as a bank holding company (or any similar designation under the Bank Holding Company Act of 1956, as said act may be amended from time to time) to avoid being treated as a bank holding company under the Bank Holding Company Act of 1956, as amended, or to avoid limitations under said act upon the activities in which the Master Servicer or any affiliate of the Master Servicer may engage."

     3. Effect Upon the Agreement. Except as specifically set forth herein, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

     4. Counterparts. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Greenwood and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.





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                                     GREENWOOD TRUST COMPANY, as Master
                                     Servicer, Servicer and Seller



                                     By: /s/ John J. Rosko
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                                     CONTINENTAL BANK, as Trustee



                                     By: /s/ Greg Jordan
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